Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Exhibit (d)(vii)

Final Execution Version

NON-DISCRETIONARY INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of February 28, 2025, by and between SSGA Funds Management, Inc., a Massachusetts corporation (the “Adviser”), and Bridgewater Associates, LP, a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated April 25, 2012 with the SSGA Active Trust (“Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust (the “Board”) and the Adviser desire to retain the Sub-Adviser to provide certain non-discretionary investment advisory and other services to the Adviser in respect of the series of the Trust specified in Appendix A (the “Fund”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select sub-advisers for the Fund; however, the Adviser shall continue to be responsible for the day-to-day management and administration of the Fund including for the coordination of investment of the Fund’s assets in portfolio securities; and

WHEREAS, the Sub-Adviser is willing to furnish such non-discretionary investment advisory and other services to the Adviser and the Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

(a) The Adviser hereby appoints the Sub-Adviser to act as a non-discretionary investment adviser for the Fund, subject to the supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth. The Adviser and the Sub-Adviser each acknowledges that the Adviser maintains sole discretion over the investment management of the Fund.

(b) In the event that the Trust establishes one or more series in addition to the Fund with respect to which the Adviser desires to retain the Sub-Adviser to render investment advisory services hereunder, the Adviser shall so notify the Sub-Adviser in writing, indicating the advisory fee to be payable to the Sub-Adviser with respect to each additional Fund. If the Sub-Adviser is willing to render such services, it shall so notify the Adviser in writing, whereupon each such additional Fund shall become a Fund hereunder. In such event, a writing signed by both the Adviser and the Sub-Adviser shall be annexed hereto as a part hereof indicating that each such additional Fund has become a Fund hereunder and reflecting the agreed-upon fee schedule for each such additional Fund.

2.	SERVICES TO BE RENDERED BY THE SUB-ADVISER

(a) Subject to the supervision of the Adviser and the Board and consistent with its fiduciary duties to the Fund, the Sub-Adviser shall coordinate with the Adviser to design the Fund’s strategy and produce the target asset allocation (the “Target Portfolio”) for the Fund. The Sub-Adviser shall coordinate with the Adviser to seek to ensure the composition of the components of the Target Portfolio, including the inclusion, retention and removal of the securities and other instruments in the Target Portfolio, are in compliance with and in accordance with such Fund’s investment objective and policies as stated in the then-current prospectus (“Prospectus”), the Statement of Additional Information (“SAI”) for such Fund contained in the Trust’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission (“SEC”), and the Investment Company Act, as each may be amended or supplemented from time to time. The Sub-Adviser is not authorized to place orders for the execution of securities or other transactions for or on behalf of the Fund. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, Fund or Trust in any way. As part of the services it will provide hereunder, the Sub-Adviser shall:

(i)

provide recommended security, instrument and/or index level asset allocation in the Target Portfolio daily to the Adviser, and to provide such other information, reports, records, support and advice as needed for the Adviser to implement the Target Portfolio into the Fund;

(ii)

use commercially reasonable efforts to provide Adviser with advance notice to structural changes within the Target Portfolio so these changes can be incorporated into the Fund within a mutually agreed upon time frame;

(iii)	seeking to ensure that the Target Portfolio is designed with asset allocation, portfolio construction, and relevant product design risks in mind;

(iv)	collaborate with the Adviser in seeking to ensure that the Fund is sized appropriately to allow for adequate cash and cash collateral buffers to support any derivative holdings;

(v)	comply with such specific instructions as the Board or Adviser may communicate to Sub-Adviser;

(vi)

maintain books and records with respect to changes to the Target Portfolio’s recommended asset allocation and keep the Adviser and, as appropriate, the Board, informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts regarding: (x) the Target Portfolio; (y) any change to the key investment personnel specifically named in the regulatory filings as having primary responsibility for the Target Portfolio for the Fund, or operations of the Sub-Adviser that the Sub-Adviser reasonably determines could have a material adverse impact on its ability to provide the services hereunder;

(vii)

make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board, including without limitation all material as reasonably may be requested by the Board pursuant to Section 15(c) of the Investment Company Act, and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(viii)

in accordance with procedures and methods established by the Board, which may be amended from time to time, provide reasonable assistance to the Adviser regarding the valuation of securities held in the Target Portfolio and Fund (as applicable) in the following manner when requested via email or otherwise by the Adviser or the Fund’s accounting agent. Upon the Adviser’s or Fund’s accounting agent’s request via email, the Sub-Adviser will provide input to reasonably assist the Adviser’s valuation committee in reaching a fair valuation determination when the Adviser or Fund’s accounting agent believes circumstances warrant it (i.e. during major market disruptions, trade halts or suspensions, complex corporate actions, etc.). In addition, the Sub-Adviser will provide reasonable assistance to the Adviser and its agents in validating inputs, assumptions and methodologies used by pricing vendors for securities in the Target Portfolio and Fund (as applicable), and in determining whether prices obtained for valuation purposes reflect market price information relating to the assets of the Target Portfolio and Fund (as applicable) at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Fund’s net asset value per share. All parties acknowledge the Adviser is responsible for final pricing determinations and calculations, and the Sub-Adviser is not the Fund’s valuation agent;

(ix)

provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, that are relevant to the Fund and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser with respect to the Fund that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning the Sub-Adviser’s prior performance in the Prospectus and SAI and any permissible reports and materials prepared by the Fund or its agent;

(x)

provide the Adviser in a timely manner with all information reasonably requested by the Adviser, relating to the Sub-Adviser necessary for preparation of, among other things, the Trust’s Registration Statement, proxy statements, shareholder reports or other required filings/mailings, as may be needed from time to time; and

(xi)

cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, transfer agent and pricing agents, Chief Compliance Officer, and all other agents and representatives of the Trust and Adviser that the Adviser and Sub-Adviser shall agree, and the Sub-Adviser, upon request from such person, shall keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(b) In furnishing services hereunder, the Sub-Adviser shall collaborate with the Adviser to record in investment operating guidelines specific roles and responsibilities for operating the Target Portfolio and Fund, which guidelines may be updated from time to time in writing by the parties.

(c) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform its responsibilities in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”) (iii) the Prospectus and SAI and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented; (iv) the Investment Company Act, the Advisers Act, the applicable provisions of the Internal Revenue Code of 1986, as amended, but only in relation to the Target Portfolio, and the Commodity Exchange Act and the rules and regulations under each, the interpretive opinions of the staff of the SEC, and all other federal and state laws or regulations applicable to the Sub-Adviser providing services pursuant to this Agreement; (v) the terms and conditions of exemptive and no-action relief granted to, or relied upon by, the Trust as amended from time to time; (vi) the Trust’s policies and procedures adopted from time to time by the Board; and (vii) the written instructions, policies and guidelines of the Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus and SAI and relevant policies and procedures adopted by the Board and by applicable exemptive and no action relief. The Adviser undertakes to provide the Sub-Adviser promptly with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document, and the Sub-Adviser shall only be required to provide the services contemplated hereunder in accordance with amendments, modifications or supplements to these documents that have been provided to it or that it otherwise has access to; provided, however, the Sub-Adviser will be given a reasonable opportunity to review such amendments, modifications or supplements to any such above-mentioned document prior to such change going into effect if it would be reasonably expected to materially impact the Sub-Adviser’s obligations under this Agreement.

(d) In furnishing services hereunder, the Sub-Adviser will not consult with any other investment sub-adviser to (i) the Fund, (ii) any other Fund or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This also shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.)

(e) The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser shall be responsible for expenses relating to the printing and mailing of any prospectus supplement, exclusive of annual updates, required solely as a result of actions taken by the Sub-Adviser, including but not limited to, portfolio manager changes or disclosure changes requested by the Sub-Adviser that affect the investment objective, principal investment strategies, principal investment risks and portfolio management sections of the Registration Statement. Adviser shall also pay all fees payable to the Sub-Adviser pursuant to this Agreement.

(f) In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund.

(g) The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to recommend for purchase or sale for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

(h) The Sub-Adviser will maintain all accounts, books and records with respect to the Target Portfolio as are required of an investment sub-adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

(i) The Sub-Adviser will not be required to take any action with respect to the voting of proxies solicited by or with respect to the issuers of securities in the Fund, but will, at the reasonable written request of Adviser, provide Adviser with its recommendations as to such voting.

3.	COMPENSATION OF THE SUB-ADVISER

The Adviser shall pay the Sub-Adviser a sub-advisory fee with respect to the Fund as specified in Appendix A to this Agreement. Such fee shall be paid monthly within thirty (30) days of the end of the month. The Adviser and the Sub-Adviser agree that all sub-advisory fees will become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to the Fund and that the amount of such sub-advisory fees will be calculated by treating the termination date as the next fee computation date. The annual sub-advisory fee will be prorated for such sub-advisory fees owed through the termination date.

4.	LIMITATION OF LIABILITY

(a) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other U.S. statute, or common law or otherwise arising out of or based on (i) any material breach by the Sub-Adviser of its representations or warranties made herein; (ii) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder; or (iii) any untrue statement of a material fact relating to the Sub-Adviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Covered Persons (as defined below) expressly for use therein and provided that the Adviser gave the Sub-Adviser a reasonable advance opportunity to review and comment on all such Fund materials that relate to the Sub-Adviser. As used in this section, the term “Sub-Adviser” shall include any affiliates of the Sub-Adviser performing services for the Fund contemplated herein and partners, directors, officers and employees of the Sub-Adviser and such affiliates.

(b) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Covered Persons”) may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other U.S. statute, at common law or otherwise arising out of or based on (i) any material breach by the Adviser of its representations or warranties made herein; (ii) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder; or (iii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Covered Persons expressly for use therein and provided that the Adviser gave the Sub-Adviser a reasonable advance opportunity to review and comment on all such Fund materials that relate to the Sub-Adviser.

5.	REPRESENTATIONS AND COVENANTS OF THE ADVISER

The Adviser represents, warrants and agrees that:

(a) The Adviser has been duly authorized by the Board to receive non-discretionary investment advice in the form of the Target Portfolio from the Sub-Adviser.

(b) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or regulatory agency, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(c) The Adviser will provide the Sub-Adviser in a timely manner with all information reasonably requested by the Sub-Adviser relating to the Trust necessary for preparation of, among other things, the Sub-Adviser’s Form ADV or other required SEC or regulatory filings, as may be needed from time to time. The Adviser will notify the Sub-Adviser as soon as reasonably possible in advance of making any SEC or other regulatory filing that refers to the Sub-Adviser that does not relate to the Trust.

6.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered (or shall qualify for an exemption from registration) for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or regulatory agency, involving the affairs of the Fund, provided, however, that routine regulatory or governmental inquiries and examinations shall not be required to be reported by this provision.

(b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. The Sub-Adviser will provide the Board with a certification that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 from violating the code of ethics. Within forty-five (45) days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics, but only to the extent such reports and/or records relate to the provision of services hereunder.

(c) The Sub-Adviser has adopted and implemented and will maintain (a) in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Fund, policies and procedures reasonably designed to prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the Investment Company Act) by the Fund and Sub-Adviser. The Sub-Adviser shall provide access to the Adviser and its agents and representatives to its policies and procedures pertaining to its activities and duties hereunder and shall notify the Adviser, via quarterly certification or otherwise at the request of the Adviser, of: (1) any material changes to its policies and procedures as they pertain to activities or duties performed hereunder; (2) any new policies and procedures as they pertain to activities or duties performed hereunder; and (3) the retirement of any policies and procedures as they pertain to activities or duties performed hereunder. The Sub-Adviser will promptly notify the Adviser upon detection of any material violations of the Sub-Adviser’s own compliance policies and procedures in connection with performing the services to the Adviser under this Agreement. The Sub-Adviser will promptly notify the Adviser upon detection of any material violations of the Sub-Adviser’s own compliance matters (as defined in Rule 38a-1 under the Investment Company Act) in connection with performing the services to the Adviser under this Agreement.

(d) The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all material amendments to its Form ADV to Adviser at least annually. Such amendments shall reflect those material changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser’s services hereunder, which are required by the Advisers Act.

(e) The Sub-Adviser will notify the Trust and the Adviser of any “assignment” of this Agreement (as such term is defined in Section 2(a) of the Investment Company Act and the rules, regulations and interpretations thereunder) or change of control of the Sub-Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Fund or the chief investment officers of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Fund arising out of an assignment or change in control of the Sub-Adviser, including reimbursement of reasonable costs associated with preparing, printing and mailing information statements to shareholders of the Fund.

(f) The Sub-Adviser will notify the Adviser immediately upon detection of (a) any material failure in generating the Target Portfolio in accordance with the Fund’s stated investment objectives and policies or any applicable law; or (b) any material breach of any of the Fund’s or Sub-Adviser’s policies, guidelines or procedures in connection with performing the services to the Adviser under this Agreement.

(g) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(h) The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, Fund, Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to prevent the Sub-Adviser from referring to the names of the Fund managed by the Sub-Adviser.

(i) The Sub-Adviser will promptly notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for a Fund. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals specifically named in the regulatory filings as having primary responsible for the Target Portfolio for the Fund, to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

(j) The Sub-Adviser will promptly notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority which it reasonably believes may have an adverse effect on the Sub-Adviser’s ability to operate in accordance with and its ability to perform the services contemplated by this Agreement. The Sub-Adviser further agrees to notify the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect.

7.	USE OF NAMES

(a) The Sub-Adviser has hereby granted the Adviser a license to use the name of “Bridgewater” and any marks, symbols or logos of BW (the “BW Marks”). The Sub-Adviser hereby acknowledges that the BW Marks may be used for identification purposes as a part of or adjacent to the legal name of the Fund, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board. The Adviser shall be permitted to sublicense its right to use the BW Marks under this Agreement to State Street Global Advisors Funds Distributors, LLC (“SSGA FD”) solely in connection with its services as distributor of the Fund. Any sublicense granted hereunder shall require (i) that SSGA FD be bound by the terms and condition of this Section 7 and (ii) that SSGA FD may not have the further power to sublicense any BW Marks other than to firms under contract with SSGA FD to distribute and/or market any Fund. Any use of BW Marks will need to be first reviewed and approved in writing by the Sub-Adviser before they are finalized and distributed. Once use of BW Marks in any materials has been approved by the Sub-Adviser, subsequent materials of a substantially similar nature that do not materially alter the use or description of the BW Marks, in light of the context used, need not be submitted to the Sub-Adviser for review and approval. The Adviser and its affiliates shall not be required to seek BW’s approval of materials that merely list SSGA Marks in reference to the Parties’ partnership pursuant to this Agreement and referencing the Fund’s name.

(b) The Adviser has hereby granted the Sub-Adviser a license to use the name “SSGA” and “State Street Global Advisors” or any other name provided by the Adviser in writing, and any trademarks, symbols or logos of the Adviser (the “SSGA Marks”), excluding “SPDR”, in connection with the services provided pursuant to this Agreement with respect to a Fund. Any use of SSGA Marks will need to be first reviewed and approved in writing by the Adviser. Once use of SSGA Marks in any materials has been approved by the Adviser, subsequent materials of a substantially similar nature that do not materially alter the use or description of the SSGA Marks, in light of the context used, need not be submitted to the Adviser for review and approval, provided, however, that the Sub-Adviser shall provide to the Adviser for its records upon the Adviser’s reasonable request copies of the most recent materials prepared by the Sub-Adviser that use SSGA Marks, and that the Adviser shall provide to the Sub-Adviser for its records upon the Sub-Adviser’s reasonable request copies of the most recent materials prepared by the Adviser that use BW Marks. The Sub-Adviser and its affiliates shall not be required to seek the Adviser’s approval of materials that merely list SSGA Marks in reference to the Parties’ partnership pursuant to this Agreement and referencing the Fund’s name. Other than the use of name rights expressly provided in this Section 7, nothing in this Agreement shall be deemed to create, or shall be construed as providing for, any transfer of (or an obligation to transfer) any intellectual property or any license or sublicense of any intellectual property.

8.	NON-EXCLUSIVITY

Except as provided in a separate written agreement between the Adviser and the Sub-Adviser entered into either before or after the date of this Agreement, the services of the Sub-Adviser to the Adviser, Fund and Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities, provided the Sub-Adviser furnishes in its Form ADV adequate disclosure of possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be reasonably suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Adviser that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. The Sub-Adviser shall be responsible for the actions of any such person in performing services with respect to the Adviser to the same extent that the Sub-Adviser would be liable under the terms of this Agreement. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

Each party agrees to provide reasonable cooperation to the other party in furtherance of this Agreement, including without limitation providing relevant information, reports, or other materials pursuant to a request or requirement of regulatory and administrative bodies having jurisdiction the party seeking such cooperation.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law, regulation, the Sub-Adviser’s own document retention policies or as reasonably required in order to carry out its business. The Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and is either identified as confidential or by its nature or means of receipt would be considered confidential and disclose such information only if the Trust or the Adviser has authorized such disclosure. The Sub-Adviser shall be permitted to disclose such information to its affiliates, employees, agents, and representatives who need to know such information for the purpose of performing the Sub-Adviser’s obligations under this Agreement, provided that such persons are bound by confidentiality obligations no less stringent than those set forth herein.

In the event that the Sub-Adviser is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any confidential information, the Sub-Adviser will provide prior written notice to the Adviser so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement, unless otherwise prohibited by law, regulation or operation of law. In the event that no such protective order or other remedy is obtained, or the Adviser does not waive compliance with the terms of this Agreement, the Sub-Adviser will furnish only that portion of the confidential information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the confidential information.

12.	DURATION OF AGREEMENT

This Agreement, unless sooner terminated as provided herein, shall continue for two years following the effective date of this Agreement with respect to the Fund, and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually by a vote of a majority of the Board or by vote of the holders of a majority of the outstanding voting securities of the Fund; provided that such continuance shall also be approved by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any party to this Agreement.

13.	ASSIGNMENT AND TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Adviser or the Sub-Adviser on sixty (60) days’ written notice to the other party. This Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Sub-Adviser. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

14.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by written instrument at any time by the Sub-Adviser and the Adviser, subject to approval by the Board, including a majority of the trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any party to this Agreement, and, if required by the Investment Company Act or applicable SEC rules, regulations, or orders, a vote of a majority of the Fund’s outstanding voting securities. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Fund of the Trust.

15.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

16.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.	NOTICES

All notices hereunder shall be provided in writing or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; or upon read receipt or reply if delivered by e-mail, at the following addresses:

To Adviser:

SSGA Funds Management, Inc.

Attn: Jeanne LaPorta

1 Iron Street, Boston, MA 02210

Email: jeanne_laporta_1@ssga.com

To Sub-Adviser:

Bridgewater Associates, LP

Attn: Chief Legal Advisor

One Nyala Farms Road

Westport, CT 06880

Email: Bridgewater_Legal@bwater.com

18.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Declaration and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Adviser and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

20.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

21.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, or SEC or SEC staff interpretive guidance, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.	RIGHTS OF FUND

The Trust is hereby expressly made a third-party beneficiary of this Agreement and shall have the full right to enforce any and all provisions of this Agreement for its benefit and to proceed directly against the Sub-Adviser for any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission on the part of the Sub-Adviser to the same extent as if the Fund itself were a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

BRIDGEWATER ASSOCIATES, LP

By:	/s/ Rick Sharma
Name:	Rick Sharma
Title:	Authorized Signatory

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Jeanne LaPorta
Name:	Jeanne LaPorta
Title:	President

APPENDIX A

Sub-Adviser Compensation

The Adviser shall pay the Sub-Adviser, upon receipt of an invoice, a monthly fee for its services for each Fund listed below in the amount of [REDACTED]% of the Advisory Fee paid by the Fund to the Adviser set forth below after deducting payments to fund service providers and fund expenses; such fee to be reduced pro rata by the Adviser to the extent that the Adviser waives or reimburses fees payable to the Adviser under a contractual waiver or reimbursement with respect to the Fund.

Fund	Advisory Fee
SPDR Bridgewater All Weather ETF	[REDACTED	]%